ESG
                                                                     INTELLIGENT
                                                                     REINSURANCE




December 16, 1999



TO:     Distribution List

FROM:   John C Head III


William J. Poutsiaka and Kenneth P. Morse have resigned from the Board of Directors of ESG Re Limited. Mr. Poutsiaka, who was named President and CEO of PanAgora Asset Management, Inc. earlier this year, joined ESG as a director at the time the Company went public in December 1997. Mr. Morse, the Managing Director of MIT Entrepreneurship Center and Senior Lecturer MIT Sloan School of Management, joined ESG as director in February 1996. Mr. Poutsiaka cited time commitments for his own business interests as a reason for his resignation at this time. The resignations are effective immediately. The Board has commenced a search for candidates to fill these vacancies.